Exhibit 99.2

The AZEK Company Appoints New Board Members

Chicago, Ill., - November 18, 2021 - The AZEK Company Inc. (NYSE: AZEK) ("AZEK" or the “Company”), the industry-leading manufacturer of beautiful, low-maintenance and environmentally sustainable outdoor living and building products, including TimberTech® decking, and Versatex® and AZEK Trim®, announced today the appointment of Vernon J. Nagel, the former Executive Chairman, President and CEO of Acuity Brands, Inc. (“Acuity Brands”), and Natasha Li, a Partner in the Private Equity Group of Ares Management Corporation (“Ares”), to its board of directors.

“I am very excited to welcome Vern and Natasha to our board of directors,” said AZEK CEO Jesse Singh. “Vern’s decades-long experience serving in chief executive and chief financial officer roles in the manufacturing and consumer products spaces is expected to add significant operational, strategic and industry-specific insight to our already dynamic and accomplished board of directors. Natasha’s background in private equity, where she has focused on jumpstarting sustainable and successful growth across companies in a variety of industries, will further enhance the Company’s strategic vision and its carrying out of that vision, both in the short and long terms. On behalf of the rest of the board and management, I greatly look forward to working with both Vern and Natasha.”

Mr. Nagel brings to AZEK an accomplished history of driving profitable growth, integrating successful acquisitions and expanding into new markets. Since 2001, he served in various roles at Acuity Brands, where he served as Chairman, President & CEO from 2004 to early 2020 and then as Executive Chairman until the end of 2020. While at Acuity Brands, Mr. Nagel focused on enhancing shareholder value by introducing new technologies, expanding markets served through organic growth and acquisitions and driving company-wide productivity. Prior to his time at Acuity Brands, Mr. Nagel held senior financial positions at Jepson Associates, Inc., Kuhlman Corporation and Stericycle, Inc.

“I greatly look forward to helping guide AZEK, a leader in the exciting and growing outdoor living market with a relentless focus on environmental and social improvement, as it continues its mission to advance a circular and sustainable economy and provide its customers with the tools to beautify and personalize their outdoor living spaces while doing it,” said Mr. Nagel.

Ms. Li has served on the Ares investment team that has been instrumental in advising and guiding the Company through its time as a private company following its acquisition by a fund managed by the Ares Private Equity Group and Ontario Teachers’ Pension Plan Board in 2013 through its initial public offering in 2020 and to the present. Ms. Li’s extensive knowledge of the Company’s history and its vision for the future will allow her to immediately add significant value to the Company’s strategy and execution. Ms. Li also serves on the board of City Ventures LLC and the parent entity of Resource Label Group and has served on the boards of National Veterinary Associations, Inc. and Jacuzzi Brands Corporation.

“Having worked with the AZEK management team and board of directors for many years, I am excited to join the Company’s board of directors and help it continue its remarkable journey,” remarked Ms. Li. “AZEK has achieved significant success over the past several years, becoming the leader in the outdoor living space. I believe AZEK has exciting opportunities ahead as it continues to execute against its strategy and generate benefits for its customers, contractors, employees and community members and the environment.”

With the appointment of Mr. Nagel and Ms. Li, AZEK’s Board of Directors is now comprised of over 25% women and is over 35% ethnically diverse.

To find additional information about AZEK, including its most recent investor presentation, please visit investors.azekco.com.

The AZEK® Company

The AZEK Company Inc. (NYSE: AZEK) is the industry-leading designer and manufacturer of beautiful, low maintenance and environmentally sustainable outdoor living products, including TimberTech® decking and Versatex® and AZEK Trim®. Consistently recognized as the market leader in innovation, quality and aesthetics, products across AZEK’s portfolio are made from up to 100% recycled material and primarily replace wood on the outside of homes, providing a long-lasting, eco-friendly and stylish solution to consumers.  Leveraging the talents of its approximately 2,000 employees and the strength of relationships across its value chain, The AZEK Company is committed to accelerating the use of recycled material in the manufacturing of its innovative products, keeping millions of pounds of waste out of landfills each year, and revolutionizing the industry to create a more sustainable future. Headquartered in Chicago, Illinois, the company operates manufacturing facilities in Ohio, Pennsylvania and Minnesota, and recently announced a new facility will open in Boise, Idaho.

For additional information, please visit azekco.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains or refers to certain forward-looking statements within the meaning of the federal securities laws and subject to the "safe harbor" protections thereunder. Forward-looking statements are statements about future events and are based on our current expectations. These forward-looking statements may be identified by the words “believe,” “hope,” "expect," "intend," "will," "target," “anticipate,” "goal" and similar expressions. Our forward-looking statements include, without limitation, statements with respect to our ability to meet the future targets and goals we establish and the ultimate impact of our actions on our business as well as the expected benefits to the environment, our employees, the communities in which we do business or otherwise. The Company bases its forward-looking statements on information available to it on the date of this release, and undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changed circumstances, new information, future events or otherwise, except as may otherwise be required by law. Actual future events could also differ materially due to numerous factors that involve substantial known and unknown risks and uncertainties including, among other things, the risks and uncertainties set forth under "Risk Factors" and elsewhere in the Company's reports on Form 10-K and Form 10-Q and the other risks and uncertainties discussed in any subsequent reports that the Company files with the Securities and Exchange Commission from time to time. Although we have attempted to identify those material factors that could cause actual results or events to differ from those described in such forward-looking statements, there may be other factors that could cause actual results or events to differ from those anticipated, estimated or intended. Given these uncertainties, investors are cautioned not to place undue reliance on our forward-looking statements.

Investor Relations Contact:

Amanda Cimaglia
312-809-1093
ir@azekco.com

Media Contact:

Amy Widdowson

(415) 819-2126

AZEKquestions@zenogroup.com

Source: The AZEK Company Inc.

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